EXHIBIT 10.19

SunTrust Banks, Inc.
2009 Stock Plan

Performance-Vested Restricted Stock Unit Agreement

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted restricted stock units (the “Restricted Stock Units”) as an incentive for the Grantee to promote the interests of SunTrust and its Subsidiaries. Each Restricted Stock Unit represents the right to receive a share of SunTrust Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Restricted Stock Unit Agreement (this “Grant”).

Name of Grantee	_[Name]____________________________

Target Number of Restricted Stock Units	_[# of Units]_____

Grant Date

This Restricted Stock Unit Agreement (the “Unit Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

§1. EFFECTIVE DATE. This grant of Restricted Stock Units to the Grantee is effective as of [Grant date] (the “Grant Date”).

§2. DEFINITIONS. Whenever the following terms are used in this Unit Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Unit Agreement shall have the same meanings as in the Plan.

(a) 409A Change in Control - means an event described in IRS regulations or other guidance under Code section 409A (a)(2)(A)(v).

(b) Absolute ROTCE - means the three-year average of Annual ROTCE in the Performance Period.

(c) Award Percentage - means, after satisfaction of the Minimum Performance Hurdle, the Payout Percentage determined in accordance §3(b) adjusted by the TSR Modifier in §3(c).

(d) Annual ROTCE - means the average of ROTCE for the four calendar quarters in each of the three years in the Performance Period.
(e) Change in Control - means a “Change in Control” as defined in §2.2 of the SunTrust Banks, Inc. 2009 Stock Plan.

(f) Code - means the Internal Revenue Code of 1986, as amended.

(g) Disability - means the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the
Grantee's employer and, in addition, has begun to receive benefits under SunTrust's Long-Term Disability Plan.

(h) Dividend Equivalent Right - means a right that entitles the Grantee to receive an amount equal to any dividends paid on a share of Stock, which dividends have a record date between the Grant Date and the date the Vested Units are paid. The amounts of any Dividend Equivalent Rights on Restricted Stock Units shall be treated as reinvested in additional shares of Stock on the date such dividends are paid.

(j) Earnings Per Share - means net income available to common shareholders, per share, on a fully-diluted basis, on a cumulative basis for the Performance Period.

(k) Key Employee - means an employee treated as a “specified employee” as of his Separation from Service under Code §409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code §416(i) without regard to §(5) thereof)) if the common stock of SunTrust or an affiliate (any member of SunTrust's controlled group, as determined under Code §414(b), (c), or (m)) is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code §409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

(l) Minimum Performance Hurdle - means Earnings Per Share.

(m) Performance Period - means the period commencing January 1, 2018 and ending December 31, 2020.

(n) Retirement - means termination of employment of Grantee from SunTrust and its Subsidiaries on or after attaining age 60 and completing ten (10) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this Unit Agreement, Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 60 or completing at least ten (10) years of service is not eligible for Retirement.

(o) Return on Tangible Common Equity or ROTCE - means net income available to common shareholders of SunTrust as a percentage of average Tangible Common Equity..

(p) ROTCE Rank - means the Absolute ROTCE for SunTrust ranked relative to the Absolute ROTCE for the companies listed on Appendix A (the “Peer Group”).

(q) Severance Plan - means any severance program sponsored by SunTrust Banks, Inc. .

(r) Separation from Service - means a “separation from service” within the meaning of Code §409A.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(s) Stock - means the common stock of SunTrust Banks, Inc. and any successor.

(t) Tangible Common Equity - means average tangible common equity as reported on Form 10-Q, Quarterly Report and Form 10-K, Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

(u) Target Performance - means, at any point in time, the level of performance that would be achieved if SunTrust had satisfied the Minimum Performance Hurdle, achieves a 100% Payout Percentage under the ROTCE Matrix and has a TSR Target between the 25th and 75th percentile.

(v) Termination for Cause or Terminated for Cause - means a termination of employment which is made primarily because of (i) the Grantee's willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee's conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee's material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee's engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee's engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Grantee's failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary.

Notwithstanding anything herein to the contrary, if the Grantee is covered by a Severance Plan at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Cause” shall have the meaning provided in the Severance Plan.

(w) Termination for Good Reason - means a termination of employment by Grantee due to (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee’s functions, duties or responsibilities, which change would cause Grantee’s position with SunTrust to become of less responsibility or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee’s annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of the Grantee.

Notwithstanding anything herein to the contrary, if the Grantee is covered by a Severance Plan at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Good Reason” shall have the meaning provided in the Severance Plan.

(x) Total Shareholder Return or TSR - means a company's total shareholder return, calculated based on the stock price appreciation during the Performance Period plus the value of dividends paid on such stock during the Performance Period (which shall be deemed to have been reinvested in the underlying company's stock). TSR shall be calculated using 20-day average stock prices for both beginning and ending values.

(y) TSR Rank - means the TSR for SunTrust during the Performance Period ranked relative to the TSR for the companies listed on Appendix A (the “Peer Group”) during the Performance Period.

§3. PERFORMANCE BASED VESTING.

(a) Minimum Performance Hurdle. The Minimum Performance Hurdle shall be Earnings Per Share. In no event shall any Restricted Stock Units vest pursuant to this §3 unless the Company attains a cumulative Earnings Per Share of at least $[ ] for the Performance Period.

(b) ROTCE Matrix.

(i)
The Grantee shall vest in a percentage of Restricted Stock Units (between 0% and 150%) indicated by the following ROTCE Matrix adjusted by the TSR Modifier below on February 14, 2021 (the “Vesting Date”); provided, that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date, except as provided in §4, §5(c) §5(d) hereof. The Absolute ROTCE for SunTrust and each member of the Peer Group shall be calculated and ranked from high to low.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

SunTrust’s ROTCE Rank
Within Top 3 Banks	120%	130%	140%	150%
Within Next 3 Banks		120%	130%	140%
Within Next 3 Banks	50%	100%	120%	130%
Within Bottom 3 Banks		50%	100%	120%

	< [ ]%	[ ]%	[ ]%	>[ ]%
	STI Absolute ROTCE

(ii)
The Payout Percentage is determined as follows: (1) Locate the column(s) in the ROTCE Matrix that correspond to SunTrust’s Absolute ROTCE; (2) Determine the ROTCE Rank of SunTrust and each member of the Peer Group ranked from high to low; (3) interpolate between the Payout Percentages in the row corresponding to SunTrust’s ROTCE Rank based on the percentages in the column(s) that correspond to SunTrust’s Absolute ROTCE.

(iii)
The Committee shall adjust ROCTE , in the manner that the Committee determines equitable and appropriate, in the event of (i) any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of SunTrust, an Affiliate and/or business unit, (ii) unanticipated asset write-downs or impairment charges, (iii) litigation or claim judgments or settlements thereof, (iv) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (v) accruals for reorganization or restructuring programs, or extraordinary infrequently occurring, non-reoccurring items, and (vi) any other unanticipated and material changes that result in any inequitable enlargement or dilution of any of the Grantee’s rights under the Award.

(c) TSR Modifier. The Payout Percentage determined under the ROTCE Matrix may be further adjusted by applying the “TSR Modifier” as indicated below.

TSR Modifier

SunTrust TSR Rank - Percentile	Payout Adjustment
Above 75th	+ 20%
Between 25th and 75th	No Adjustment
Below 25th	- 20%

The Committee shall make the following adjustments to the calculation of the TSR Rank or the composition of the Peer Group during the Performance Period as follows: (1) if a member of the Peer Group is acquired by another company, or during the Performance Period announces that it will be acquired by another company, then the acquired Peer Group company will be moved to a position below the lowest ranked peer; (2) if a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company's total assets during the Performance Period, in which case it will be moved to a position below the lowest ranked peer; (3) if a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group; (4) if a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be moved to a position below the lowest ranked peer; (5) to the extent that SunTrust and/or any member of the Peer Group split its stock or declare a distribution of shares, such company's TSR performance will be appropriately adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies; (6) members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will moved to a position below the lowest ranked peer; and (7) the Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected. The Committee shall calculate the beginning and ending TSR values based on the average of the closing prices of the applicable company's stock for the 20 trading days prior to and including the beginning or ending date, as applicable, of the Performance Period.

(d) Combination of ROTCE and TSR performance may never exceed 150% of target.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

§4. SUNTRUST CHANGE IN CONTROL.

(a) In the event that a Change in Control (as defined in the SunTrust Banks, Inc. 2009 Stock Plan) occurs prior to the Vesting Date and on or prior to any vesting date set forth in §5, then the number of Restricted Stock Units (and related Dividend Equivalent Rights), as determined in §4(b) below, shall be vested upon the earlier of: (i) the Vesting Date, provided that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date; or (ii) the date of the Grantee's termination of employment with SunTrust and its Subsidiaries as a result of: (A) an involuntary termination by SunTrust that does not result from the Grantee's death or Disability and does not constitute a Termination for Cause; (B) the Grantee's death or Disability; (C) termination of the Grantee due to Retirement; or (D) a Termination for Good Reason by the Grantee.

(b) The number of Restricted Stock Units (and related Dividend Equivalent Rights) that shall vest will be equal to the sum of (i) the number of Restricted Stock Units that would have vested (if any) if the Performance Period ended on the date of the Change in Control (based on the actual achievement in Minimum Performance Hurdle and actual achievement under the ROTCE Matrix adjusted by the TSR Modifier through the date of the Change in Control) multiplied by a fraction, the numerator of which shall be the number of days from the first day of the Performance Period through the date of such Change in Control, and the denominator of which shall be the total number of days in the Performance Period; plus (ii) the number of Restricted Stock Units that would have vested assuming SunTrust had achieved Target Performance multiplied by a fraction, the numerator of which shall be the number of days from the date of such Change in Control through the last day of the Performance Period, and the denominator of which shall be the total number of days in the Performance Period. In the event of such Change in Control, any Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this §4 shall terminate and be completely forfeited on the date of such termination of the Grantee's employment.

Notwithstanding anything herein to the contrary, if the Grantee is covered by a Severance Plan on the date of a Change in Control that provides for more generous vesting of the Restricted Stock Units, such vesting provisions of the Severance Plan shall govern.

§5. TERMINATION OF EMPLOYMENT.

(a) If prior to the Vesting Date and the date of a Change in Control, the Grantee's employment with SunTrust and its Subsidiaries terminates for any reason other than those described in §5(b), §5(c) or §5(d), then the Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement shall terminate and be completely forfeited on the date of such termination of the Grantee's employment. Notwithstanding anything in this §5 to the contrary, if the Grantee is Terminated for Cause from SunTrust and its Subsidiaries prior to payment pursuant to §6, all of the Restricted Stock Units (and related Dividend Equivalent Rights) will immediately and automatically without any action on the part of the Grantee or SunTrust, be forfeited by the Grantee.

(b) Death or Disability. If the Grantee's employment with SunTrust and its Subsidiaries terminates prior to the Vesting Date and the date of a Change in Control, as a result of the Grantee's (i) death, or (ii) Disability, then the Restricted Stock Units (and related Dividend Equivalent Rights) shall vest immediately on the date of such termination. The number of Restricted Stock Units, if any, that vest will be based on the number of Restricted Stock Units (and related Dividend Equivalent Rights) that would have vested (if any) if the Performance Period ended on such date and based on the actual performance achieved (or the Target Performance, if such termination occurs less than one (1) year after the first day of the Performance Period)). In determining performance, the Committee shall consider all fiscal quarters completed prior to the date of death or Disability, and (1) prorate the Minimum Performance Hurdle based on the number of completed fiscal quarters compared to the total 3-year Performance Period, and (2) with respect to the ROTCE Matrix and TSR Modifier, determine actual performance, based on completed calendar quarters, from the first day of the Performance Period through the date of death or Disability. In the event of such termination, any Restricted Stock Units (and related Dividend Equivalent) subject to this Unit Agreement that do not vest pursuant to this §5(b) shall terminate and be completely forfeited on such date.

(c) Reduction in Force. If the Grantee’s employment with SunTrust and its Subsidiaries is involuntarily terminated prior to the Vesting Date and the date of a Change in Control, by reason of a reduction in force which results in the Grantee’s eligibility for payment of a severance benefit pursuant to the terms of the Severance Plan (including the requirement that the Grantee sign and not revoke the Severance Agreement, Waiver and Release required under such Plan), then a pro-rata number of Restricted Stock Units (and related Dividend Equivalent Rights) shall vest on the last day of the Performance Period, if any, based on the Grantee’s service completed from the first day of the Grant Date through the date of such termination of the Grantee’s employment.

(d) Retirement. If the Grantee's employment with SunTrust and its Subsidiaries terminates prior to the Vesting Date and the date of a Change in Control as a result of the Grantee's Retirement, then the number of Restricted Stock Units (and related Dividend Equivalent Rights) that would have vested based on the actual performance achieved as of the last day of the Performance Period

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(or, if a Change in Control occurs after such Retirement but prior to the end of the Performance Period, vesting will be based on the formula in §4(b)), shall, subject to §7(e) below, be fully vested.

§6. PAYMENT OF AWARD.

(a)    The number of Restricted Stock Units (and related Dividend Equivalent Rights) payable pursuant to this §6 (the “Vested Units”) shall be determined in accordance with §3, §4 and §5 above and,

(i)
the portion of the Vested Units comprising the “Earned Awards as a Percent of Target” equal to or less than 130% shall be paid in an equivalent number of shares of Stock upon the earliest to occur of the following: (A) the date of the Grantee's death, (B) the date of the Grantee's Disability, (C) subject to §6(d), the date of the Grantee's Separation from Service, if such Separation from Service occurs: within two (2) years following a 409A Change in Control or (D) February 14, 2021.

(ii)
the portion, if any, of the Vested Units comprising the “Award Percentage” greater than 130% shall be paid in an equivalent number of shares of Stock upon the earliest to occur of the following: (A) the date of the Grantee's death, (B) the date of the Grantee's Disability, (C) subject to §6(d), the date of the Grantee's Separation from Service, if such Separation from Service occurs: within two (2) years following a 409A Change in Control or (D) February 14, 2022.

(b)
In the event payment is made pursuant to sub-paragraph §6(a)(i)(A), §6(a)(i)(B), §6(a)(i)(C), §6(a)(ii)(A), or §6(a)(ii)(B), §6(a)(ii)(C) above, such payment shall be made within the sixty (60) day period which commences immediately following the date of the applicable event. In the event payment is made pursuant to sub-paragraphs §6(a)(i)(D) and §6(a)(ii)(D) above, such payment shall be made within the sixty (60) day period which commences immediately following February 14, 2021 and February 14, 2022, as applicable.

(c)
Except as set forth below, the Vested Units shall be paid out in an equivalent number of shares of Stock; provided, however, the Grantee's right to any fractional share of Stock shall be paid in cash. In the event the Restricted Stock Units (and related Dividend Equivalent Rights) vest following a Change in Control pursuant to §4, the Vested Units shall be paid in cash, and the amount of the payment for each Vested Unit to be paid in cash will equal the Fair Market Value of a share of Stock on the date of the Change in Control.

(d)
Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee's Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Grantee's Separation from Service.

(e)
The Grantee shall be entitled to a Dividend Equivalent Right for each Vested Unit. At the same time that the related Vested Units are paid, SunTrust shall pay each Dividend Equivalent Right in shares of Stock to the Grantee, or, in the event the Restricted Stock Units vest pursuant to §4, in cash; provided, however, the Grantee's right to any fractional share of Stock shall be paid in cash.

(f)
The Grantee will not have any shareholder rights with respect to the Restricted Stock Units, including the right to vote or receive dividends, unless and until shares of Stock are issued to the Grantee as payment of the vested Restricted Stock Units.

§7. COVENANTS, RESTRICTIONS AND LIMITATIONS.

(a) Compliance with Securities Laws. By accepting the Restricted Stock Units, the Grantee agrees not to sell Stock at a time when applicable laws or SunTrust's rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares of Stock pursuant to this Unit Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to issue any shares of Stock to the Grantee for which the Grantee refuses to provide an appropriate statement.

(b) Forfeiture of Non-Vested Units. To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such units, the related shares of Stock, and any Dividend Equivalent Rights shall be forfeited. The Grantee shall have no right or interest in any Restricted Stock Unit or related share of Stock that is forfeited.

(c) Extinguishment Upon Settlement. Upon each issuance or transfer of shares of Stock in accordance with this Unit Agreement, a number of Restricted Stock Units equal to the number of shares of Stock issued or transferred to the Grantee shall be extinguished and such number of Restricted Stock Units will not be considered to be held by the Grantee for any purpose.

(d) Restrictive Covenants. Grantee must fully perform the following covenants from the Grant Date through February 14, 2021 (or through February 14, 2022 if the Award Percentage exceeds 130% (collectively, the “Restricted Period”)):

(i)
No Solicitation of Customers or Clients.  Grantee shall not during the Restricted Period solicit any customer or client of SunTrust or any SunTrust Affiliate with whom Grantee had any material business contact during the two (2) year period which ends on the date Grantee's employment by SunTrust or a SunTrust Affiliate terminates for the purpose of competing with SunTrust or any SunTrust Affiliate for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director of, or service provider to, any corporation, partnership, venture or other business entity.

(ii)
Anti-pirating of Employees. Absent the Compensation Committee's written consent, Grantee will not during the Restricted Period solicit to employ on Grantee's own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or a SunTrust Affiliate during the term of Grantee's employment by SunTrust or a SunTrust Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or a SunTrust Affiliate for a period of at least one (1) year.

(iii)
Protection of Trade Secrets and Confidential Information. Grantee hereby agrees that Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Grantee may have acquired during the term of Grantee's employment by SunTrust or a SunTrust Affiliate for so long as such information remains a Trade Secret. In addition, Grantee agrees that during the Restricted Period, Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Grantee may have acquired (whether or not developed or compiled by Grantee and whether or not Grantee was authorized to have access to such information) during the term of, in the course of, or as a result of Grantee's employment by SunTrust or a SunTrust Affiliate.

(e) Additional Post-Retirement Covenants. In the event of the Grantee's Retirement, such Grantee must fully perform the following covenants from the date of such termination through the last day of the Restricted Period:

(i)
No Competitive Activity.  Absent the Committee's written consent, Grantee shall not, during the Restricted Period and within the Territory, engage in any Managerial Responsibilities for or on behalf of any corporation, partnership, venture, or other business entity that engages directly or indirectly in the Financial Services Business whether as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director; provided, however, that Grantee may own up to five percent (5%) of the stock of a publicly traded company that engages in the Financial Services Business so long as Grantee is only a passive investor and is not actively involved in such company in any way.

(ii)	Non-Disparagement. Grantee agrees not to knowingly make false or materially misleading statements or disparaging comments about SunTrust or any SunTrust Affiliate during the Restricted Period.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(f) Reasonable and Necessary Restrictions; Forfeiture. Grantee acknowledges that the restrictions, prohibitions and other provisions set forth in this Unit Agreement, including without limitation the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to enter into this Unit Agreement. Grantee covenants that Grantee will not challenge the enforceability of this Unit Agreement nor will Grantee raise any equitable defense to its enforcement. Failure of Grantee to fully perform the applicable covenants set forth above will result in a forfeiture of all unpaid Restricted Stock Units (and related Dividend Equivalent Rights) under this Unit Agreement as of the date of such failure. Such forfeiture will be in compliance with Treas. Reg. §1.409A-3(f).

(g) Additional Definitions. For purposes of §7(d) and §7(e), (A) The term "Confidential or Proprietary Information" for purposes of this Unit Agreement shall mean any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (other than a Trade Secret) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or a SunTrust Affiliate. (B) The term "Financial Services Business" for purposes of this Unit Agreement shall mean the business of banking, including deposit, credit, trust and investment services, mortgage banking, asset management, and brokerage and investment banking services. (C) The term "Managerial Responsibilities" for purposes of this Unit Agreement shall mean managerial and supervisory responsibilities and duties that are substantially the same as that Grantee is performing for SunTrust or a SunTrust Affiliate on the date of this Unit Agreement. (D) The term "SunTrust Affiliate" for purposes of this Unit Agreement shall mean any corporation which is a subsidiary corporation (within the meaning of §424(f) of the Code) of SunTrust except a corporation which has subsidiary corporation status under §424(f) of the Code exclusively as a result of SunTrust or a SunTrust Affiliate holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency. (E) The term "Territory" for purposes of this Unit Agreement shall mean the states of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia, which are the states and Territories in which SunTrust has significant operations on the date of this Unit Agreement. (F) "Trade Secret" for purposes of Unit Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from it is disclosure or use, and (ii) is the subject of reasonable efforts by SunTrust or a SunTrust Affiliate to maintain its secrecy.

§8. WITHHOLDING.

(a) Upon the payment of any Restricted Stock Units, SunTrust's obligation to deliver shares of Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment and authorizes SunTrust to withhold such amounts.

(b) The Committee shall have the right to reduce the number of shares of Stock issued to the Grantee to satisfy the minimum applicable tax withholding requirements.

§9. RECOVERY OF AWARDS. Federal law requires that if it is determined that there is a miscalculation of a financial performance measure, whether or not the Company is required to restate its financial statements and regardless of fault, the Grantee may be required to reimburse all or a portion of Grant to the extent that the amount granted exceeds the actual amount the Grantee would have been granted based on the revised financial results. In addition, SunTrust has a recoupment policy that sets out the events, in addition to the federal law requirements, that could lead to recoupment of an award. By accepting this Grant, Grantee agrees to return to SunTrust (or to the cancellation of) all or a portion of any grant paid or unpaid, vested or unvested, previously granted to such Grantee based upon a determination made by the Committee or the Significant Event and Incentive Review Committee (SEIRC), as the case may be, pursuant to SunTrust’s recoupment policy in effect from time to time that a recoupment should be made. SunTrust’s recoupment policy is available in PPM HR-Recoup-1000 Recoupment Policy.

§10. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Unit Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee's employment with or without cause at any time.

§11. OTHER LAWS. Notwithstanding anything herein to the contrary, SunTrust shall have the right to refuse to pay any cash award or to issue or transfer any shares under this Unit Agreement if SunTrust acting in its absolute discretion determines that such payment or issuance or transfer of such Stock might violate any applicable law or regulation.

§12. MISCELLANEOUS.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(a) This Unit Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Unit Agreement.

(b) The Plan and this Unit Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) No rights granted under the Plan or this Unit Agreement and no Restricted Stock Units shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee's interest in such units has become fully vested.

(d) Any written notices provided for in this Unit Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt or, if delivered electronically, on the date of transmission. Notices shall be directed, if to Grantee, at Grantee’s address (or email address) indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(e) If one or more of the provisions of this Unit Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Unit Agreement to be construed so as to foster the intent of this Unit Agreement and the Plan.

(f) This Unit Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Unit Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

(g) The Restricted Stock Units are intended to comply with Code §409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Unit Agreement shall be interpreted, operated and administered in a manner consistent with this intention.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

APPENDIX A
Peer Group

Company Name

1.	Key Corp

2.	Bank of America

3.	Fifth Third Bancorp

4.	Regions Financial Corp

5.	PNC Financial Services Group, Inc.

6.	Wells Fargo

7.	BB & T Corp.

8.	Huntington Banchares Corporation

9.	U.S. Bancorp

10.	M&T Bank Corp.

11.	Citizens Financial Group